UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2025

OptimizeRx Corporation

(Exact name of registrant as specified in charter)

Nevada	001-38543	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Charles Street, Suite 302, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2025, OptimizeRx Corporation (the “Company”) announced that on August 15, 2025, the Company’s board of directors approved leadership changes at the Company, including the appointment of Brendan Merrell, to serve as the Company’s Chief Operating Officer, effective as of August 18, 2025 (the “Effective Date”). In connection with this appointment, Mr. Edward Stelmakh, who held the dual roles of Chief Financial Officer & Chief Operations Officer, will transition to the newly created position of Chief Financial & Strategic Officer. In this expanded role, Mr. Stelmakh will assume responsibility for leading the Company’s corporate strategy in addition to overseeing its financial operations.

Mr. Merrell, age 40, joined the Company in February 2020, and most recently served as the Company’s Senior Vice President, Client Strategy & Program Management. Prior to this role, Mr. Merrell held various positions at the Company within commercial operations, including SVP, Client Strategy and SVP, Patient Engagement. Prior to joining the Company, from July 2011 through February 2020, Mr. Merrell was at Decision Resources Group (“DRG”), a multi-national corporation that provides high value global data solutions, analytics and consulting services to pharmaceutical, biotech, medical device, healthcare provider and payer, and managed care companies, in various capacities with him last serving as Head of Commercial Excellence.

In connection with Mr. Merrell’s appointment as Chief Operating Officer, the Company entered into an offer letter (the “Offer Letter”) with Mr. Merrell, which amends and restates his prior offer letter from when he joined the Company in 2020. The Offer Letter provides that Mr. Merrell’s employment will be on an at-will basis and that Mr. Merrell’s annual base salary of $325,000 will be reviewed annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and adjusted at the Compensation Committee’s discretion. In addition, the Offer Letter provides that Mr. Merrell will:

•	be eligible to participate in the Company’s executive bonus plan, with a target annual bonus equal to 40% of his base salary (with such bonus being pro-rated in his first year as Chief Operating Officer);

•	be eligible to participate in the Company’s annual equity grant program in a manner consistent with other similarly situated executives;

•	be eligible to participate in the Company’s executive severance plan including that, if his employment is terminated without cause, and Mr. Merrell executes a waiver and release in favor of the Company, Mr. Merrell will receive, as severance pay, six (6) months of his then applicable base salary and, assuming Mr. Merrell’s timely election to continue his medical and dental insurance benefits pursuant to COBRA, medical, dental, and vision insurance for the six (6) month period following termination (until he obtains alternative health insurance) to the same extent that such insurance is provided to persons who are employed by the Company;

•	be entitled to participate in various Company benefit programs offered to employees; and

•	be eligible to participate in the Company’s flexible paid time off policy.

In addition, the Offer Letter provides that Mr. Merrell will continue to abide by the terms of the Company’s standard Business Protection Agreement, which includes confidentiality, invention assignment and non-competition provisions. executed by Mr. Merrell in February 2020.

The above summary of Mr. Merrell’s Offer Letter is qualified in its entirety by reference to the complete text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 19, 2025, the Company issued a press release announcing the leadership changes at the Company, including the appointment of Mr. Merrell as Chief Operating Officer. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended(the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statement and Exhibits.

Exhibit Number	Description
10.1*	Amended and Restated Employment Letter, dated as of August 18, 2025 by and between the Company and Brendan Merrell
99.1	Press Release, dated August 19, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMIZERX CORPORATION

Date: August 19, 2025	By:	/s/ Marion Odence-Ford
	Name:	Marion Odence-Ford
	Title:	Chief Legal Officer